EXHIBIT 10.1
EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT dated as of September 14, 2009 (this “Agreement”), by and between GLOBAL TECHNOLOGIES GROUP, INC. (“Global”) and ANASAZI CAPITAL CORP. a Florida corporation (“ACP”).

WHEREAS, Global is the owner of an exclusive license for North, South, Central America, Canada and Russia, the MBS Process (as hereinafter defined), a patented hazardous heavy metal remediation process;

WHEREAS, ACP wishes to purchase, and Global desires to grant ACP, an exclusive sub license for the country of Mexico of the MBS Process for remediating Brownfield and Redevelopment Sites (as hereinafter defined) and may or may not, in conjunction with associate developers, states, cities or towns develop and operate such Brownfield and Redevelopment Sites for industrial, commercial, residential, recreational or other productive uses; and

WHEREAS, ACP desires to have Global provide expertise for all remediation work, including remediation of heavy metal pollution in soils and other untreated wastes, in the Brownfield and Redevelopment Sites by the use of the MBS Process, and Global desires to do so;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Global and ACP hereby agree as follows:

1.   DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings specified below:

“Contaminated Site”:  a site contaminated with hazardous heavy metals and may also be contaminated with low-level radioactive waste and may be a Superfund Site.

 “Brownfield”:  any real estate site, which may or may not be, designated by the local or other governmental authorities as a “Brownfield Site” otherwise suitable for commercial, residential or other for-profit productive use but which, due to the presence or suspected presence at such site of heavy metal contaminants in the soil, is currently either not being utilized at all, or is being underutilized, for commercial or other productive use.

“Superfund Site”:  any site determined by the U.S. Environmental Protection Agency to be contaminated to such a degree that it constitutes a health hazard to the local community and environment, and which has accordingly been registered on the National Priorities List, which is available for purchases and development.

“Redevelopment Site”:  any project involving the remediation of a Contaminated Site and the development and operation of such Contaminated Site or industrial, commercial, residential, recreational or other productive use which are owned by ACP.

 “MBS Patents”:  (i) the U.S. and foreign patents listed on Exhibit A hereto; (ii) any patents which shall issue on any of the patents listed on Exhibit A hereto or on any improvements thereof, and any reissues, reexamination, renewals or extensions thereof; (iii) any divisional, continuation or continuation-in-part patent which shall be based on the patents described in Exhibit A; and (iv) patents and patent corresponding to each of the above-described patents which shall subsequently issue are issued, filed, or to be filed in any foreign country, any patents which shall subsequently issue thereof, and any renewals, divisions, reissues, continuations or extensions thereof. “U.S. Patent Office”: the United States Patent and Trademark Office.

“MBS Process”:  Global’s long term heavy metal soil remediation process, for which patent have been issued as listed on Exhibit A hereto, to stabilize by the addition of proprietary non-hazardous reagents to the contaminated materials under increased moisture conditions in order to convert such contaminated materials into an insoluble, stable, non-hazardous metal sulfide, together with any improvement, enhancement or expansion of such long term heavy metal soil remediation process.

2.  RIGHTS GRANTED BY GLOBAL TO ACP

2.1
Global hereby grants ACP and ACP hereby accepts from Global, an exclusive sub license under the MBS Patents to use the MBS Process for the purpose of remediating Brownfield and Redevelopment Sites for the country of Mexico.

3.  COMPENSATION FOR RIGHTS GRANTED

3.1.	Global shall receive the following compensation from ACP for the rights granted by Global hereunder:

(a)
A payment of $1,250,000 U.S. at the closing hereunder to be paid in the form of a Certified check or other form of compensation that Global deems acceptable and a minimum annual royalty payment of $150,000 per annum, payable semiannually in the amount of $75,000, provided that the first payment thereof shall be prorated for the period through December 31, 2009. In the event of non payment of the above mentioned royalties, ACP shall have 10 days to cure this default or this license granted will become null and void. See Section 5.1 (i) below.

(b)	All MBS Chemicals must be purchased exclusively from Global unless otherwise agreed to in writing by Global.

(c)
Should ACP purchase and sell or purchase and develop the Brownfield or Redevelopment property after remediation, Global will receive a 1% royalty of the sales price. Should ACP, its officers, partners or affiliates participate in ownership in any way with the development of the property after the sale of the property Global must receive its 1% royalty of the total development cost.

(d)
Global will provide all in-house technical expertise as required for free. ACP will pay for all out-of-pocket expenses associated with site visits and other travel such as air fare, hotels, meals and ground transportation.

4.  SUBLICENSING

4.1	The rights granted to ACP hereunder may not be sublicensed or transferred without the prior written consent of Global.

5.  REPRESENTATIONS AND WARRANTIES

5.1	Global represents and warrants and covenants and agrees that:

(a)
It is the sole owner of the exclusive rights granted to it under license to the MBS Patents and the MBS Process for North, South, Central America and Russia and  that it has the full and unrestricted right and power to grant the sub licenses granted herein and that it knows of no prior art or other information which would invalidate the MBS Patents;

(b)
The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Global (no consent of its shareholders or any trustee or holder of any debt or other obligation of Global being required); such execution, delivery and performance by Global will not violate any indenture, agreement, contract, commitment, judgment, decree, order or legal restriction binding upon it or to which it is a party; and this Agreement has been duly executed and delivered by Global and constitutes the legal, valid and binding obligation of Global;

(c)	It has the exclusive license for the patents listed on Exhibit A to this Agreement with the governmental authorities specified on such Exhibit A;

(d)
Global has not licensed the MBS Process to any other party, and except in connection with remediation work being performed by or to be performed by Global in connection with contracted or negotiated remediation projects involving Global existing on the date hereof, Global has not agreed that any other person may use the MBS Process;

(e)	To the best knowledge of Global, the grant to ACP of the licenses granted herein does not infringe any rights of any third party; and

(f)
There are no claims or actions asserting infringement with respect to the MBS Patents or the MBS Process pending or, to the best knowledge of Global, threatened against Global in the territories mentioned in the agreement.

(g)	Global will (a) take all actions necessary to prosecute the patent listed in Exhibit A to issue and (b) diligently seek patent protection under U.S. and foreign laws for the patenting of the MBS

(h)
If Global fails to deliver or manufacture the MBS materials needed for the MBS process, ACP will be granted with the right for the manufacture of these materials as long as ACP orders chemicals from Global in a timely manner and meets the accepted payment terms. Should ACP manufacture the MBS chemicals, ACP must pay Global a Royalty of 25% of costs in recognition of Global’s ownership and development of the MBS patented process and for Global’s continued need for know-how relevant to remediation projects. In any event ACP will not sell the MBS patented chemicals or chemical process to any third party without Global’s written approval. Such an action would be in violation of this Agreement and of Global’s patent rights. Global will have the right to audit all cost records of ACP on a Quarterly basis should ACP manufacture chemicals for the MBS process as may be allowed in this paragraph.

(i)
Except to the extent prohibited by law, either party may, at its option and without notice, terminate this Agreement, effective immediately, in the event the other party hereto (i) fails to make a minimum royalty payment hereunder, (ii) admits in writing its inability to pay its debts, (iii) is adjudicated by a court of competent jurisdiction as being insolvent or (iv) has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in insolvency covering all or substantially all of such party’s property (which appointment is not vacated within sixty (60) days of the entry of the order of appointment) or providing for such liquidation of such party’s property or business affairs.

(j)
Should Global sell, assign or merge with another company, the rights under this contract shall survive and be transferred to new owners. In the event of a bankruptcy or other liquidation of Global, ACP will maintain its rights to the MBS Process pursuant to this Agreement.

5.2	ACP represents and warrants and covenants and agrees that:

(a)	It has the full and unrestricted right to enter into and fully perform this Agreement;

(b)
The execution and delivery of this Agreement and the performance hereof by it will not violate and indenture, agreement, contract, commitment, judgment, decree, order or legal restriction binding upon it or which it is a party; and

(c)	The Agreement has been duly authorized, executed and delivered by ACP and constitutes the legal, valid and binding obligation of ACP.

(d)	ACP also agrees to perform the following tasks:

•	Hire (or identify for hiring) a core staff, consultants and key personnel experienced in land use, zoning, real estate development and financial analysis and management;

•	Retain necessary consultants (environmental, land use, etc.);

•	Identify, when known, with Global, a selection of Brownfield locations that show a high degree of potential for successful development;

•	Develop, with Global, detailed feasibility studies with respect to 2-4 Brownfield locations selected for immediate development; and

•	Raise capital sufficient to promote the marketing and sales of the MBS Brownfield Technology;

•	Provide Global with written quarterly sales, marketing and performance reports.

 6.       ASSISTANCE

Global will provide ACP with such technical assistance and other  materials and information related to the MBS Process as ACP, in good faith, deems of significant importance to the promotion and application of the MBS Process.

7.           INFRINGEMENT

7.1
Global agrees to enforce the MBS Patents (after issuance thereof) against infringement by third parties upon notification by ACP to Global with the request that Global proceed to take such steps to end such infringement. If Global does not institute an infringement suit within 90 days after ACP written request that it do so, or if Global institutes such action but thereafter fails to press such action vigorously, ACP may institutes and prosecute such lawsuit in the name of Global and add Global to such action as a party plaintiff, and Global hereby consents thereto.

7.2
Any action for infringement of the MBS Patents (whether by Global or  ACP as it relates to this contract) shall be prosecuted solely at the cost and expense of Global. Any sums recovered in any such action shall be divided proportionately between Global and ACP after deduction of all reasonable expenses and attorney’s fees, on the basis of their respective actual damages suffered as a result of such infringement.

7.3
Each party hereto agrees to inform the other party hereto of the possible infringement by a third party of the MBS Patents and to fully cooperate with the other party hereto in the prosecution of any action for infringement of the MBS Patents.

7.4
Without ACP prior written consent, Global may not agree to any compromise or settlement of any third party claim relating to the MBS Process, which could reasonably be expected to have an adverse effect on the rights granted by Global to ACP hereunder. This consent may not be unreasonably withheld.

8.           INDEMNITY

8.1
Global agrees to defend, indemnify and hold ACP its members, officers, directors, agents, sublicenses and employees harmless from any and all claims, demands, causes of action, costs, expenses and losses (including reasonable attorney’s fees and costs) resulting from (i) any action brought by a third party claiming that the exercise by ACP of its rights under the license granted to it pursuant to Section 2 infringed the rights of such third party or (ii) any representation or warranty of Global contained in Section 5.1 being false or incorrect or breached in material respect. The provisions of this Section 8.1 shall survive the expiration or termination of this Agreement for any reason and shall not be affected thereby.

8.2
ACP agrees to defend, indemnify and hold Global, its shareholders, officers, directors, agents, sublicenses and employees harmless from any and all claims, demands, causes of action, costs, expenses and losses (including reasonable attorneys’ fees and costs) resulting from any representation or warranty of ACP contained in Section 5.2 being false or incorrect or breached in any material respect. The provisions of this Section 8.2 shall survive the expiration or termination of this Agreement for any reason and shall not be affected thereby.

9.           TERM

9.1
The term of this Agreement shall be 15 years or, from the date of issuance     of any of the patents listed on Exhibit A attached as granted to Global by the U.S. Patent Office with respect to the MBS Process, until the expiration of the last of such patents, whichever is longer.

10.           CONFIDENTIALITY

10.1
Each party hereto shall maintain as strictly confidential the terms and conditions of this Agreement between ACP and Global, and shall not disclose the same to any other person, provided, however, that (i) any party may disclose any such terms and conditions (a) to such parties officers, employees, counsel, accountants, auditors and representatives who, in any such case, have a need to know such information in connection with the performance of their services for such party; (b) to, or as required by, any governmental body or regulatory authority pursuant to such party’s good faith interpretation of any law, rule or regulation to which such party may subject, including, without limitation, or any other legal proceeding between the parties; and (c) ACP may disclose any such terms and conditions to potential investors in ACP and its investment bankers and advisors on a confidential basis; and (ii) the obligations of the parties hereunder with respect to confidentiality shall not apply to any information that is or becomes publicly known or available through no fault of the disclosing party.

10.2
ACP acknowledges that the MBS Patents and the MBS Process  constitutes a valuable asset and trade secret of Global and further acknowledges that Global has an exclusive proprietary right and interest in and to the MBS Patents and the MBS Process under an exclusive license and that any information, corrections, programs and work product conceived, created or developed alone or with ACP and others relating in any way to the MBS Patents and the MBS Process is confidential trade secret information and may not be made available to nor disclosed to any third party without prior consent of Global. Upon the expiration or termination of this Agreement, ACP shall promptly return to Global all proprietary and confidential information in this possession relating to the MBS Patents and the MBS Process delivered or disclosed to ACP during the performance of this Agreement.

11.           NOTICES

11.1
Notices and other communications given hereunder shall be in writing and shall be deemed to have been adequately given and delivered when received by the party to which such notice is being given after the same shall have been deposited in the mail, registered or certified, with postage prepaid, or deposited with any telegraphic or cable agency, with charges prepaid for immediate transmission, or delivered by express courier, or transmitted by facsimile and receipt of such transmission appropriately confirmed, and addressed as follows:

To:           Anasazi Capital Corp.             To: Global Technologies Group, Inc.
513 Vintage Way                           1304 North Lake Shore Dr.
Brandon, Florida 33511                 Sarasota, Florida 34231
Attn: Joel Edison                            Attn: James Fallacaro

Or to such other address as the party to receive such notice may from time to time designate in writing to the other party.

12.           MISCELLANEOUS

12.1
This Agreement shall inure to the benefit of and shall be binding upon Each of the party’s hereto and there respective successors and assigns. Neither party hereto may assign this Agreement or its rights hereunder to any other party without the prior written consent of the other party hereto.

12.2
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUES IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. ANY CASE, CONTROVERSY, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTRY AND STATE OF FLORIDA AND EACH OF ACP AND GLOBAL IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT INANY SUCH SUIT, ACTION OR PROCEEDING.

12.3
This Agreement embodies the entire agreement and understanding   between ACP and Global relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

12.4	This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12.5	The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

12.6	This Agreement shall not in any manner be amended, supplemented or modified except by a written instrument executed on behalf of the parties hereto by their duly authorized representatives.

12.7
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.8
Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to betaken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly by such person.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

GLOBAL TECHNOLOGIES GROUP, INC.

By:	/s/ James Fallacaro
James Fallacaro
President

ANASAZI CAPITAL CORP.

By:	/s/ Joel H. Edelson
Joel H. Edelson
President

EXHIBIT A

DESCRIPTION OF PATENTS

The MBS technology is a product of U.S patents developed, filed and issued to Solucorp Industries, Ltd., U.S. Patent numbers 5,898,093 and 5,877,393. Global Technologies Group, Inc. has an exclusive license from Solucorp Industries, Ltd. for North, Central, South America, Canada and Russia for Brownfield and Redevelopment properties which was purchased by and issued to Global Technologies Group, Inc. on October 20, 2008.